Exhibit A

EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, par value US$0.01 per share, of Tronox Holdings plc, a public limited company incorporated under the laws of England and Wales, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of April 19, 2019.

Cristal Inorganic Chemicals Netherlands Coöperatief W.A.

By:	/s/ Moazzam A. Khan
Name: Moazzam A. Khan
Title: Director

National Titanium Dioxide Co. Ltd.

By:	/s/ Dr. Talal Al-Shair
Name: Dr. Talal Al-Shair
Title: Chairman of the Board

National Industrialization Company

By:	/s/ Mutlaq H. Al-Morished
Name: Mutlaq H. Al-Morished
Title: Chief Executive Officer